UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CUMBERLAND PHARMACEUTICALS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2011
PROPOSAL I
PROPOSAL II
PROPOSAL III ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL IV
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION AND RELATED INFORMATION
GRANTS OF PLAN-BASED AWARDS
CORPORATE GOVERNANCE
SHAREHOLDER PROPOSALS
OTHER MATTERS

CUMBERLAND PHARMACEUTICALS INC.
2525 West End Avenue, Suite 950
Nashville, Tennessee 37203
(615) 255-0068

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 19, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc., a Tennessee corporation, which will be held on April 19, 2011 at 10 a.m. Central Time, at the Vanderbilt University Student Life Center, Board of Trust Room, 310 25th Avenue South, Nashville, Tennessee 37240. The Annual Meeting will be held for the following purposes:

(1)	To elect three (3) Class I Directors to serve until the 2014 Annual Meeting of Shareholders, or until their successors are duly elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	To provide the shareholders an opportunity to participate in an advisory vote on executive compensation;

(4)	To provide the shareholders an opportunity to participate in an advisory vote regarding the frequency of the advisory vote on executive compensation; and

(5)	To transact such other business as may properly come before our annual meeting or any postponement or adjournment of the meeting.

Only those shareholders of record at the close of business on March 11, 2011 are entitled to notice of, and to vote at the Annual Meeting or any postponement or adjournment of the meeting, notwithstanding the transfer of any shares after such date. If you were a shareholder at the close of business on March 11, 2011, you are entitled to vote.

Whether or not you expect to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting you may withdraw any previously given proxy and vote your shares in person.

By Order of the Board of Directors,

/s/  A.J. Kazimi
A.J. Kazimi
Chairman and Chief Executive Officer

Nashville, Tennessee
March 11, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 19, 2011

The Proxy Statement, our 2010 Annual Report to Shareholders and our Annual Report on Form 10-K for 2010 are available at: www.cstproxy.com/cumberlandpharma/2011. Directions to attend the Annual Meeting and vote in person are available on our website, www.cumberlandpharma.com. From the homepage, link through the “Investor Relations” page to the “Events Calendar” page.

CUMBERLAND PHARMACEUTICALS INC.
2525 West End Avenue, Suite 950
Nashville, Tennessee 37203
(615) 255-0068

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2011

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This Proxy Statement accompanies the Notice of Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc., a Tennessee corporation (“we,” “our,” “the Company”), in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting to be held on April 19, 2011 at 10 a.m., Central Time, at the Vanderbilt University Student Life Center, Board of Trust Room, 310 25th Avenue South, Nashville, Tennessee 37240, and at any postponement or adjournment of the meeting.

The Company’s Annual Report for the fiscal year ended December 31, 2010 is being mailed to shareholders with the mailing of the Notice of Annual Meeting and Proxy Statement. This Proxy Statement and the accompanying proxy card are first being sent to our shareholders on or about March 22, 2011.

The solicitation of proxies by the Board of Directors will be conducted primarily by mail. The cost of this solicitation will be borne by the Company. In addition, our officers, directors and employees may solicit proxies personally or by telephone, E-mail or facsimile communication. Our officers, directors and employees will not receive any compensation for these services. We will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

What is the Purpose of the 2011 Annual Meeting?

At the 2011 Annual Meeting, shareholders will act upon the matters outlined in the attached Notice of Annual Meeting and described in detail in this Proxy Statement, which are: (1) to elect three (3) Class I Directors to serve until the 2014 Annual Meeting of Shareholders, or until their successors are duly elected and qualified; (2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; (3) to provide the shareholders an opportunity to participate in an advisory vote on executive compensation; (4) to provide the shareholders an opportunity to participate in an advisory vote regarding the frequency of the advisory vote on executive compensation; and (5) to transact such other business as may properly come before our annual meeting or any postponement or adjournment of the meeting. In addition, our management will report on our performance during the fiscal year ended December 31, 2010 and respond to questions from shareholders.

Although the Board does not anticipate that any other matters will come before the 2011 Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.

Who Is Entitled to Vote at the 2011 Annual Meeting?

Only shareholders of record at the close of business on March 11, 2011, or the “record date,” will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting.

What Are the Voting Rights of the Holders of Our Common Stock?

Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. With regard to the election of directors, holders of common stock are entitled to vote for as many individuals as there are director seats to be elected, which for the 2011 Annual Meeting include three director seats. The three nominees receiving the greatest number of votes cast will be elected provided a quorum is present. On each other matter to be presented, a matter will be approved if the votes cast in favor of the action exceed the votes cast opposing the action.

Abstentions will not be counted towards the tabulation of votes cast on matters properly presented to the shareholders (except the election of directors). In the election of directors, if more votes are withheld than votes for the election of a director, that director must tender his or her resignation to the Board of Directors; the Board of Directors will have 90 days to consider the matter and act. Any director who tenders his or her resignation due to this process cannot participate in any decision, unless the election resulted in less than three directors.

What Constitutes A Quorum?

Our Bylaws provide that the presence, in person or by proxy, of the holders of a majority of shares entitled to vote at our Annual Meeting shall constitute a quorum. On the record date there were 20,432,034 shares of our common stock (including restricted shares) issued and outstanding and such shares are the only shares entitled to vote at the Annual Meeting.

What Are the Board’s Recommendations?

Unless you provide other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the description of the Proposals in this Proxy Statement. In summary, the Board recommends a vote FOR election to the Board of Directors of each of the three nominees for directorship named in this Proxy Statement (see Proposal I), a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011 (See Proposal II), a vote FOR the resolution regarding compensation of the named executive officers (See Proposal III), and a vote for EVERY THREE YEARS on the compensation of the Company’s executive officers named in the proxy statement’s summary compensation table for that year (See Proposal IV).

The proxy holders will vote in their discretion with respect to any other matter that may properly come before the Annual Meeting.

Proxies

If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted at the Annual Meeting and at any postponement or adjournment of the meeting in accordance with the instructions indicated on such proxy. IF NO INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, THE OFFICIAL PROXIES WILL VOTE (1) “FOR” PROPOSALS I, II, and III DESCRIBED IN THIS PROXY STATEMENT; (2) “EVERY THREE YEARS” FOR PROPOSAL IV; AND (3) AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE SOLE DISCRETION OF THE PROXY HOLDERS.

A shareholder who has returned a proxy card may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting to Cumberland Pharmaceuticals Inc. a duly executed proxy bearing a later date or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203, Attention: Corporate Secretary.

PROPOSAL I

ELECTION OF DIRECTORS

The Board of Directors

Our Board of Directors currently consists of nine directors and is divided into three classes serving staggered three-year terms. One of three classes is elected each year to succeed the directors whose terms are expiring. At this 2011 Annual Meeting, the term of the Class I directors expire. The individuals nominated for election as directors in Class I at this 2011 Annual Meeting would, if elected, hold office for a three-year term expiring in 2014.

Director Nominees

All of the three nominees are currently serving as directors of the Company. There are currently six independent directors serving on our Board.

Nomination to serve as a Class I director, for term expiring in 2014

Joey Jacobs	57	Mr. Jacobs joined Cumberland’s Board of Directors in 2011. A healthcare veteran with more than 30 years of industry experience, Mr. Jacobs is the former Chairman, President and Chief Executive Officer of Nashville-based Psychiatric Solutions, Inc. (PSI), which he co-founded in 1997 and grew into a $2 billion behavioral healthcare system before the company’s sale to Universal Health Services in 2010. Prior to founding PSI, Mr. Jacobs spent 21 years at Hospital Corporation of America, or HCA, where he served in various capacities, including President of HCA’s Tennessee Division. Mr. Jacobs’ background at HCA also includes serving as President of HCA’s Central Group, Vice President of the Western Group, Assistant Vice President of the Central Group and Assistant Vice President of the Salt Lake City Division. In addition to serving as Chairman of the Nashville Health Care Council, he is a director for the Federation of American Hospitals, the National Association of Psychiatric Health Systems and the Monroe Carell, Jr. Children’s Hospital at Vanderbilt. Mr. Jacobs holds a B.S. degree from Middle Tennessee State University. The Board believes Mr. Jacobs’ extensive hospital industry experience as well as his prior experience as chairman and CEO of a publicly traded healthcare company will be critical as the Company continues to develop its hospital acute care product line and navigate the responsibilities associated with being a public company.

Jonathan Griggs	76	Mr. Griggs has served as a member of our Board of Directors since 2010. His career includes more than 40 years in the pharmaceutical and biotechnology industries that includes significant international experience. He spent 23 years at Warner Lambert Corporation in positions of increasing responsibility becoming its Vice President of Human Resources. During his tenure with Warner Lambert, he provided leadership for the successful integration of three pharmaceutical businesses into what became Parke Davis, the largest consolidation in the industry at that time. From 1992 to present he has been the CEO of Griggs & Associates, a management and human resources consulting firm assisting start up companies and providing critical assistance in turnaround situations. Mr. Griggs also provided the leadership and strategic management for the formation and establishment of the AACA (Antique Auto Club of America) Museum, a leading transportation museum where he served as chairman and is currently a director. Mr. Griggs has his B.S. Degree from Penn State and attended the Wharton School of Management at the University of Pennsylvania. He has been an advisor to Cumberland Pharmaceuticals as a member of the Company’s Pharmaceutical Advisory Board since it began operations in 1999. The Board believes Mr. Griggs’ experience in strategic management and human resources consulting will be critical as the Company continues to build a strong, effective management team.

Dr. Robert G. Edwards	83	Dr. Edwards has served as a member of our Board of Directors since 1999. From 1991 to 1999, he was Chairman and Managing Director of the Australasian subsidiary of Therapeutic Antibodies Inc., overseeing operations in Australia, New Zealand and Southeast Asia. Dr. Edwards has also served as Deputy Director of the Institute for Medical & Veterinary Science in South Australia, President of the Royal College of Pathologists of Australasia and as a member of the Australian National Health & Medical Research Council. Dr. Edwards currently serves as the Chairman of the Nominating Committee of our Board of Directors and as a member of our Compensation Committee. He also serves as a director for Cumberland Emerging Technologies, Inc., or CET. Dr. Edwards holds a Primary Degree from London University, Master of Human Physiology from London University and an M.D. from the University of Adelaide. The Board believes Dr. Edwards’ international business development and medical expertise has been critical to Cumberland’s development thus far, and that he will continue to play a key role in directing the Company’s growth.

Class II Directors Up For Re-Election in 2012

James R. Jones. Mr. Jones, 63, has served as a member of our Board of Directors since 2010. Mr. Jones’ 35 year career in professional accounting at KPMG LLP included the role of Managing Partner at their Nashville, Tennessee office from 1999 to 2006. He served in various capacities during his career at KPMG which also included positions at their offices in Jackson, Mississippi, Washington, D.C. and Greenville, South Carolina. During his tenure with KPMG, Mr. Jones led a team of more than 100 individuals providing accounting services for an extensive client base. Following retirement in 2006, he has served as an advisor and provided various consulting services to several KPMG client companies, including acting as liaison between management and the board of directors of a long-term care facility and serving as interim CEO of a charitable organization. He is currently a board director and chair of the audit committee of Aegis Toxicology Sciences Corporation, a specialty toxicology laboratory. Mr. Jones also serves as a member of our Audit Committee and is our Audit Committee financial expert. Mr. Jones holds a B.S. from Mississippi College and an M.B.A from

Mississippi State University. The Board believes Mr. Jones’ significant accounting background will strengthen Cumberland’s existing financial capabilities and play a key role as the Company is subject to increasingly stringent accounting and auditing regulations as a public entity.

Thomas R. Lawrence. Mr. Lawrence, 71, has served as a member of our Board of Directors since 1999. Since 2003 he has been Chairman of Aetos Technologies Inc., a corporation formed in 2003 by Auburn University to market technological breakthroughs by its faculty. From 1998 to 2003, Mr. Lawrence advised business clients on matters of marketing and corporate governance through his firm Capital Consultants. He previously served as Co-Founder and Managing Partner of Delta Capital Partners, or Delta, in Memphis from 1989 to 1998. The partnership made investments in ten early-stage companies which, by 1998, were valued at more than $30 million. Prior to the formation of Delta, Mr. Lawrence founded several companies in the areas of commercial leasing and venture capital financing. He also worked for most of the 1980s as an Institutional Sales Representative and Commercial Leasing Specialist with the Investment Banking Group of Union Planters Bank in Memphis, where he was responsible for the structure and sale of over $1 billion in securities. Mr. Lawrence serves as the Chairman of our Compensation Committee, as a member of our Audit Committee and our Nominating Committee and as a director for CET. He holds a B.A. from Mississippi State University. The Board believes Mr. Lawrence has played a significant role in guiding the Company’s strategy, and that he will continue to offer valuable services in directing Cumberland’s growth.

Dr. Lawrence W. Greer. Dr. Greer, 66, has served as a member of our Board of Directors since 1999. Since 2002, he has been Senior Managing Partner of Greer Capital Advisors of Birmingham, Alabama. Dr. Greer serves as investment advisor to two private equity funds and general partner for two additional private equity funds, including the S.C.O.U.T. Healthcare Fund. Dr. Greer and his firm are established leaders in private healthcare investments in the mid-south. Previously, he served as Vice President-Investments of Dunn Investment Company, where he was responsible for the management of a marketable securities portfolio plus personal management of a portfolio of 15 private equity investments. He is the former Chairman of Southern BioSystems which was acquired by DURECT Corporation in 2001. Dr. Greer has also worked as an independent consultant in healthcare administration and finance. Dr. Greer serves as the Chairman of the Audit Committee of our Board of Directors and as a member of our Compensation Committee and Nominating Committee. He also served as the chairman of the Audit Committee for the SouthTrust (Bank) Funds Board of Trustees for several years. Dr. Greer holds a B.S. from Tulane University, D.D.S. from Emory University and an M.B.A. from Emory University. The Board believes Dr. Greer’s significant business and financing experience helps to strengthen Cumberland’s financial management team and position the Company for strategic growth.

Class III Directors Up For Re-Election in 2013

A.J. Kazimi. Mr. Kazimi, 52, founded our company in 1999 and has served as the Chairman of our Board of Directors and Chief Executive Officer since inception. His career includes 24 years in the biopharmaceutical industry. Prior to joining our company, he spent eleven years helping to build Therapeutic Antibodies Inc., an international biopharmaceutical company. As President and Chief Operating Officer, he made key contributions to that company’s growth from its start-up phase through its initial public offering and product launches. Mr. Kazimi oversaw operations in three countries and was personally involved with the company’s product development strategies, approvals, licensing agreements and the raising of over $100 million in equity and debt financings. Prior to that role, Mr. Kazimi worked at Brown-Forman Corporation, rising through a series of management positions and helping to launch several new products. Mr. Kazimi currently serves on the board of directors for Aegis Toxicology Sciences Corporation, a federally certified forensic toxicology laboratory, and the Nashville Health Care Council, an industry association representing the largest concentration of healthcare companies in the United States. He also serves as Chairman and Chief Executive Officer of CET. He holds a B.S. from the University of Notre Dame and an M.B.A. from the Vanderbilt

University Owen Graduate School of Management. The Board believes that Mr. Kazimi brings strategic insight, leadership and a history of successful execution to the Board along with a wealth of experience in both the biopharmaceutical industry and the development of emerging companies.

Martin E. Cearnal. Mr. Cearnal, 66, has served as a member of our Board of Directors since 2004. In 2008, he joined our management team to head commercial development for Cumberland, currently serving as Senior Vice President and Chief Commercial Officer. He is the former President and Chief Executive Officer of Physicians World, which became the largest provider of continuing medical education during his tenure from 1985 to 2000. Physicians World was acquired by Thomson Healthcare in 2000, and Mr. Cearnal served as President of Thomson Physicians World from 2000 to 2003 and Executive Vice President-Chief Strategy Officer for Thomson Medical Education from 2003 through 2005. He then became Executive Vice President-Chief Strategy Officer for Jobson Medical Information. Mr. Cearnal has 40 years of experience in the healthcare industry and has been involved with the launches of such noteworthy pharmaceutical products as Lipitor ®, Actos ®, Intron-A ®, Straterra ®, Botox ® and Humira ®. He spent 17 years at Revlon Healthcare in a variety of domestic and international pharmaceutical marketing roles culminating in his position as Vice President, Marketing for International Operations. He serves the industry through several organizations, including the Coalition for Healthcare Communication and the National Task Force on CME Provider/Industry Collaboration. He has a B.S. degree from Southeast Missouri State University. The Board believes Mr. Cearnal brings significant marketing-related knowledge to the Company, which has and will help facilitate successful product launches and marketing plans, among other things.

Gordon R. Bernard. Dr. Bernard, 59, served as our Medical Director from 1999 until 2010 and currently serves as an advisor to the Company as Chair of our Medical Advisory Board. He has served on our Board of Directors since 2010. Dr. Bernard is the Associate Vice-Chancellor for Research at Vanderbilt University, and also the Melinda Owen Bass Professor of Medicine and former Chief of the Division of Allergy, Pulmonary and Critical Care Medicine at Vanderbilt. In addition, he is Senior Associate Dean for Clinical Sciences and Chairman of Vanderbilt’s Pharmacy and Therapeutics Committee, which is responsible for approving the Vanderbilt Medical Center Formulary of approved drugs and therapeutics. Dr. Bernard has been conducting national and international trials of pharmaceuticals since 1980 and he has been steering committee chair of the National Institutes of Health, Acute Respiratory Distress Syndrome Clinical Trials Network since its inception in 1994. This network is the only federally supported ongoing system for the conduct of research in the hospital Intensive Care Unit, or ICU. He holds a B.S. from the University of Southwestern Louisiana and an M.D. from Louisiana State University. Dr. Bernard maintains an active practice as an Intensivist in the Medical ICU at Vanderbilt and is therefore in a position to observe, first hand, the pharmaceutical management issues surrounding the care of a wide variety of the most severely ill patients and identify their unmet medical needs. The Board believes Dr. Bernard’s medical background is extremely valuable as the Company seeks to continue expanding its pipeline with promising products that offer advancement to patient care and are well-positioned competitively.

Please refer to the section labeled “CORPORATE GOVERNANCE” for a discussion of the various committees of our Board of Directors and the composition and duties of these committees, as well as the nomination process for directors, and a discussion of other corporate governance and ethical considerations.

Based on their qualifications and experience, we believe the aforementioned nominees for directorship are suitable nominees to serve on the Board and we believe the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve, the proxy holders will vote the proxies for such other nominee as they may determine.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

PROPOSAL II

PROPOSAL TO RATIFY APPOINTMENT OF
KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed the firm of KPMG LLP as our company’s independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2011. From December 31, 2003 through December 31, 2010, KPMG LLP has served as our independent registered public accounting firm.

We are not required to seek shareholder approval for the appointment of our independent registered public accounting firm; however, the Audit Committee and the full Board of Directors believe it to be sound corporate practice to seek such approval. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will re-consider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

Independent Registered Public Accounting Firm

Aggregate fees billed to us for professional services by KPMG LLP for the fiscal years ended December 31, 2010 and 2009 were as follows:

	2010	2009

Audit fees	$335,000	$245,000
All other fees	37,583	154,163

In the above table, in accordance with the definitions and rules of the Securities and Exchange Commission, or the SEC, “audit fees” are fees we paid KPMG LLP for professional services for the audit of our consolidated financial statements included in our Form 10-K, the review of financial statements included in our Form 10-Q’s and for services that are normally provided by auditors in connection with statutory and regulatory filings or engagements. “All other fees” in 2010 represent fees paid to KPMG LLP for services rendered in connection with our applications under the Therapeutic Discovery Project Credit. “All other fees” in 2009 represent fees paid to KPMG LLP in connection with our initial public offering.

All permitted non-audit services fees were approved by our Audit Committee Chairman.

Representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

PROPOSAL III

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our shareholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this Proxy Statement of the Company’s executive officers who are named in the Summary Compensation Table, or the named executive officers. The Company has disclosed the compensation of the named executive officers pursuant to rules adopted by the SEC.

The Company believes that the compensation policies for the named executive officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of the Company’s shareholders. This advisory shareholder vote, commonly referred to as a “say-on-pay vote,” gives you as a shareholder the opportunity to approve or not approve the compensation of the named executive officers that is disclosed in this Proxy Statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the shareholders of Cumberland Pharmaceuticals Inc. approve all of the compensation of Cumberland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, the Compensation Committee will take into account the outcome of the shareholder vote on this proposal at the annual meeting and the advice of the shareholders when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION REGARDING THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

PROPOSAL IV

ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that the Company’s shareholders have the opportunity to cast a non-binding advisory vote regarding how frequently we should seek from our shareholders a non-binding advisory vote (similar to Proposal III above) on the compensation disclosed in the Company’s Proxy Statement of its named executive officers. By voting on this frequency proposal, shareholders may indicate whether they would prefer that the advisory vote on the compensation of the Company’s named executive officers occur every one, two or three years. Shareholders may also abstain from voting on the proposal. Accordingly, the following resolution is submitted for an advisory shareholder vote at the annual meeting:

RESOLVED, that the highest number of votes cast by the shareholders of Cumberland Pharmaceuticals Inc. for the option set forth below shall be the preferred frequency of the Company’s shareholders for holding an advisory vote on the compensation of the Company’s executive officers who are named in the Summary Compensation Table of the Company’s Proxy Statement:

➢	every year;

➢	every other year;

➢	every three years; or

➢	abstain.

Our Board has determined that holding a “say-on-pay” vote every three years is most appropriate for the Company and recommends that you vote to hold such advisory vote in the future every third year, for the reasons set forth below.

First, we believe that providing our shareholders with an advisory vote on executive compensation every three years, or a triennial vote, will encourage a long-term approach to evaluating our executive compensation policies and practices, consistent with the Compensation Committee’s long-term philosophy on executive compensation. In contrast, focusing on executive compensation over an annual or biennial period would focus on short-term results rather than long-term value creation, which is inconsistent with our compensation philosophy.

Second, a triennial vote allows for a meaningful evaluation of our performance against our compensation practices. This would also allow changes in compensation practices to be implemented and accounted for in our financial performance.

Lastly, a triennial vote would allow us adequate time to compile meaningful input from shareholders on our pay practices and respond appropriately. Both the Company and our shareholders would benefit from having more time for a thoughtful and constructive dialogue on why particular pay practices are appropriate for us.

The option receiving the greatest number of votes (every year, other year or three years) will be considered the frequency approved by shareholders. Although the vote is non-binding, the Board will take into account the outcome of the vote when making future decisions about the frequency for holding an advisory vote on executive compensation. Despite the outcome of the vote, and our decision in light of it, the Board intends to periodically reassess the frequency of the “say on pay” vote and, if it determines appropriate, may provide for an advisory vote on executive compensation on a more or less frequent basis.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO CONDUCT AN ADVISORY SHAREHOLDER VOTE EVERY THREE YEARS ON THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS NAMED IN THE PROXY STATEMENT’S SUMMARY COMPENSATION TABLE FOR THAT YEAR.

Audit Committee Report

The Board of Directors appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. Each year, the Audit Committee reviews the charter and reports to the Board on its adequacy in light of applicable NASDAQ Global Select Market rules.

During the last year, and earlier this year in preparation for the filing with the SEC of our Annual Report on Form 10-K for the year ended December 31, 2010, or the 10-K, the Audit Committee:

➢	reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm;

➢	reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s examinations;

➢	met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel;

➢	discussed with the Company’s senior management, independent registered public accounting firm and appropriate Company financial personnel the process used for the Company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

➢	reviewed and discussed with the independent registered public accounting firm (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and the independence of the independent registered public accounting firm and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

➢	based on these reviews and discussions, as well as private discussions with the independent registered public accounting firm and appropriate Company financial personnel, recommended to the Board of Directors the inclusion of the audited financial statements of the Company and its subsidiaries in the 10-K; and

➢	determined that the non-audit services provided to the Company by the independent registered public accounting firm (discussed above under the Proposal to Ratify Appointment of Independent Registered Public Accounting Firm (Proposal II)), are compatible with maintaining the independence of the independent registered public accounting firm. The Committee’s pre-approval policies and procedures are discussed below.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

The Audit Committee met regularly with management and the independent registered public accounting firm, including private discussions with the independent registered public accounting firm and received the communications described above. The Audit Committee has also established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The Audit Committee maintains written procedures that require it to pre-approve the scope of all auditing services to be performed by the Company’s independent registered public accounting firm. The Audit Committee’s procedures prohibit the independent registered public accounting firm from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chair. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by KPMG LLP. The Audit Committee has determined that the provision of KPMG LLP’s non-audit services is compatible with maintaining KPMG LLP’s independence.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.cumberlandpharma.com and is available in print to any shareholder who requests it.

Submitted by the Audit Committee

Dr. Lawrence W. Greer	Mr. Thomas R. Lawrence	Mr. James R. Jones

(Chair)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2011 (except as otherwise indicated) by (1) each person who is known by us to beneficially own more than five percent of our common stock (based solely on our review of SEC filings); (2) each of our directors and nominees; (3) our Chief Executive Officer, Chief Financial Officer and each of the our other three most highly compensated executive officers, or the named executive officers; and (4) all executive officers and directors as a group. Unless otherwise indicated, each of the persons below has sole vesting and investment power with respect to the shares beneficially owned by such person and the address of each beneficial owner listed on the table is c/o Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203. To the knowledge of the Company, no other person or entity holds more than 5% of the outstanding shares of common stock, except as set forth in the following table.

	Shares of
	Common Stock	Percent Of
	Beneficially	Outstanding
Name of Beneficial Owner	Owned(1)	Common Stock

A.J. Kazimi(2)	5,517,775	26.0%
Thomas R. Lawrence(3)	243,576	1.1%
Robert G. Edwards(4)	439,664	2.1%
Lawrence W. Greer(5)	811,777	3.8%
James R. Jones(6)	3,700	*
Jonathan Griggs(7)	3,300	*
Martin E. Cearnal(8)	132,072	*
Jean W. Marstiller(9)	498,696	2.4%
Gordon R. Bernard(10)	113,330	*
Leo Pavliv(11)	249,895	1.2%
David L. Lowrance(12)	140,750	*
Directors and executive officers as a group (11 persons)	8,154,535	38.5%
Frontier Capital Management Co., LLC(13)	1,366,892	6.5%
JPMorgan Chase & Co.(14)	1,936,006	9.1%

*	Less than 1.0% of the outstanding common stock.

(1)	Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he or she directly or indirectly has or shares the power to vote or dispose of, or to direct the voting of or disposition of, such shares, whether or not he or she has any pecuniary interest in such shares, he or she has the power to acquire such power through the exercise of any option, warrant or right, which is presently exercisable or convertible or will be within 60 days of the measurement date.

(2)	Includes 76,930 shares that Mr. Kazimi has the right to acquire upon the exercise of outstanding stock options.

(3)	Includes 39,466 shares Mr. Lawrence has the right to acquire upon exercise of outstanding stock options.

(4)	Includes 35,908 shares Dr. Edwards has the right to acquire upon exercise of outstanding stock options.

(5)	Includes (i) 613,248 shares owned of record by S.C.O.U.T., a limited partnership with respect to which Dr. Greer is the President and majority shareholder of the general partner, (ii) 43,120 shares S.C.O.U.T. has the right to acquire upon exercise of outstanding stock options, (iii) 40,000 shares S.C.O.U.T. has the right to acquire immediately from us pursuant to a warrant, and (iv) 37,600 shares Dr. Greer has the right to acquire immediately upon exercise of outstanding stock options.

(6)	Includes 700 shares Mr. Jones has the right to acquire upon exercise of outstanding stock options.

(7)	Includes 3,300 shares Mr. Griggs has the right to acquire upon exercise of outstanding stock options.

(8)	Includes 31,500 shares Mr. Cearnal has the right to acquire upon exercise of outstanding stock options.

(9)	Includes 70,880 shares Ms. Marstiller has the right to acquire upon exercise of outstanding stock options.

(10)	Includes 8,304 shares Dr. Bernard has the right to acquire upon exercise of outstanding stock options.

(11)	Includes 229,750 shares Mr. Pavliv has the right to acquire upon exercise of outstanding stock options.

(12)	Includes 140,750 shares Mr. Lowrance has the right to acquire upon exercise of outstanding stock options.

(13)	All information in the table and in this notice with respect to Frontier Capital Management Co., LLC is based solely on the Schedule 13G filed by Frontier Capital Management Co., LLC with the SEC on February 14, 2011. Frontier Capital Management Co., LLC has sole power to vote 896,275 shares of common stock of the Company and sole dispositive power of 1,366,892 shares of common stock of the Company. The address for Frontier Capital Management Co., LLC is 99 Summer Street, Boston, Massachusetts 02110.

(14)	All information in the table and in this notice with respect to JPMorgan Chase & Co. is based solely on the Schedule 13G/A filed by JPMorgan Chase & Co. with the SEC on January 19, 2011. According to the 13G/A, JPMorgan Chase & Co. is the beneficial owner of 1,936,006 shares of the common stock outstanding of the Company on behalf of other persons known to have the rights to (i) receive dividends from such common stock or direct receipt of dividends from the common stock and (ii) receive proceeds from the sale of such common stock or direct the receipt of such proceeds. JPMorgan Chase & Co. has sole power to vote 1,777,499 shares of common stock of the Company and sole dispositive power of 1,911,506 shares of common stock of the Company. The address for JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own beneficially more than ten percent (10%) of the shares of our common stock, or Reporting Persons, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us during 2010 and written representations from the Reporting Persons, these persons complied with applicable Section 16(a) filing requirements during the fiscal year ending December 31, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual bonuses, grants under our long-term equity incentive compensation plan and broad-based benefits programs. We place significant emphasis on performance-based incentive compensation programs. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices.

Overall compensation objectives

Our Compensation Committee is responsible for establishing and administering the policies governing compensation for our executive officers. Our compensation programs are designed to achieve the following objectives:

➢	attract and retain talented and experienced executives;

➢	motivate and reward executives whose knowledge, skills and performance are critical to our success;

➢	align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding them when shareholder value increases;

➢	provide a competitive compensation package in which total compensation is primarily determined by company and individual results along with the creation of shareholder value;

➢	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

➢	compensate our executives so they will manage our business to meet our long-range objectives.

When making decisions on setting compensation for new employees, the Compensation Committee considers the importance of the position to us, the individual’s past salary history and the contributions to be made by the executive officer to the Company.

We use the following principles to guide our decisions regarding executive compensation:

➢	provide compensation packages targeted at market median levels;

➢	require performance goals to be achieved that will increase value to the shareholder;

➢	offer a comprehensive benefits package to all full-time employees; and

➢	provide fair and equitable compensation consistent with experience and performance.

Our compensation programs

Overall, our compensation programs are designed to be consistent with the objectives and principles set forth above. The basic elements of our executive compensation at Cumberland are base salary, annual bonuses, long-term equity incentive plan awards, retirement savings opportunities and health and welfare benefits.

In making compensation determinations, our Compensation Committee considers published survey data to guide compensation decisions and then considers the performance of each named executive officer through a review of annual corporate and individual objectives. In 2010 and previous years, the Committee has used the Radford Global Life Sciences, or Radford, Survey of approximately 650 pharmaceutical and biotechnology companies to ensure that our compensation practices are competitive relative to our industry and our size based on number of employees. The survey provides benchmarking data for base salary, annual bonuses and long-term equity incentive awards, and we target the midpoint in the range of reported compensation for positions held by each named executive officer. The Committee then determines adjustments in each element of compensation paid to our named executive officers based on a review of annually established corporate and individual objectives. These annual objectives help identify achievements made by our executive officers. Increases or decreases in compensation in relation to the midpoint of the range identified in the Radford survey are based on our Compensation Committee’s review of each executive’s performance, as well as other factors including the Committee’s assessment of the executive officer’s past experience, knowledge, future potential and the scope of his or her responsibilities.

Corporate objectives against which all of our executive officers are evaluated involve growth in sales and promotion of our marketed products, progress in our product development activities, progress in expanding our product pipeline through development or acquisition activities, enhancement of our corporate infrastructure and improvement in overall financial performance of the Company. Individual objectives for our executive officers involve more specific progress in areas of personal responsibility and vary by individual. The achievement of particular corporate and individual objectives does not determine compensation levels in a formulaic manner.

Base salary and annual bonuses

We review salary ranges and individual salaries for our executive officers on an annual basis. We establish the base salary for each executive officer based on consideration of median pay levels in the market and internal factors, such as the individual’s performance and experience, as well as pay of others on our executive team.

As discussed above, our Compensation Committee determines base salaries for each named executive officer after a review of published survey data, which provides us with a general understanding of the reasonableness and competitiveness of our compensation. We believe the base salaries paid to our executives during 2010 achieved our compensation objectives, compared favorably to market pay levels and was consistent with our target of providing base salaries at or near the market median.

The awards of discretionary annual bonuses are determined after consideration of our organizational and individual objectives, and are intended to recognize and reward our named executive officers with cash payments above base salary as determined by our success in a given year. Our Compensation Committee uses the Radford survey as a benchmarking guide for bonuses as a percentage of base salary, and then considers each executive’s individual performance to determine bonuses paid in a given year. In 2010, adjustments to our executive officers’ total compensation were made based on an analysis of current market pay levels in the aforementioned Radford survey. In addition to market pay levels, factors taken into account in determining 2010 bonuses included each executive’s contributions, performance, role and responsibilities and the relationship of the executive officer’s base pay to that of other executives.

Long-term equity incentive compensation

We award long-term equity incentive grants to executives as part of our total compensation package. These awards are consistent with our pay for performance principles and align the interests of the executives with the interests of our shareholders. The Compensation Committee reviews and recommends to the Board of Directors the amount of each award to be granted to executive officers, and the Board of Directors approves the awards. The Compensation Committee’s goal is to provide awards that are competitive with the external market. Long-term equity incentive awards granted to executives are determined after consideration of data included in the Radford survey. The awards generally vest over a period of years and are intended to focus our executives on achievement of our long-term strategic goals. Long-term equity incentive awards were made pursuant to our 1999 Stock Option Plan, or the 1999 Plan, until April 2007, and thereafter pursuant to our 2007 Long-Term Incentive Compensation Plan.

1999 Stock Option Plan

Our 1999 Plan provided for the grant of incentive stock options and nonqualified stock options. The 1999 Plan is administered by a committee designated by our Board of Directors. The committee, in its sole discretion, granted options under the 1999 Plan to certain persons rendering services to us, including employees, directors and consultants. Except as otherwise determined by the committee and stated in the applicable option agreement, the exercise price per share of each option granted under the 1999 Plan is the fair market value per share on the date of grant, as defined in the 1999 Plan, except for Mr. Kazimi’s, whose exercise price is 110% of fair market value at the time of issuance. In general, the fair market value per share was determined by our Board of Directors until the Company became a public entity. An option may generally be exercised until the tenth anniversary of the date that we granted the option, except for Mr. Kazimi’s option agreements which have five-year terms. Option holders who exercise their options may pay for their shares in cash, check or such other consideration as is deemed acceptable by us. All agreements have defined vesting schedules.

As of March 1, 2011, there were outstanding options to purchase a total of 1,100,905 shares of common stock pursuant to the 1999 Plan. The exercise price per share under such options ranges from $1.63 to $11.00.

2007 Long-Term Incentive Compensation Plan

The purposes of the 2007 Long-Term Incentive Compensation Plan, or the 2007 Plan, are:

➢	to encourage our employees and consultants to acquire stock and other equity-based interests; and

➢	to replace the 1999 Plan without impairing the vesting or exercise of any option granted thereunder.

The 2007 Plan authorizes the issuance of each of the following incentives:

➢	incentive stock options (options that meet Internal Revenue Service requirements for special tax treatment);

➢	non-statutory stock options (all stock options other than incentive stock options);

➢	stock appreciation rights (right to receive any excess in fair market value of shares over a specified exercise price);

➢	restricted stock (shares subject to vesting, transfer and forfeiture limitations); and

➢	performance shares (contingent awards comprised of stock and/or cash and paid only if specified performance goals are met).

The Compensation Committee administers the 2007 Plan. The Compensation Committee is authorized to select participants, determine the type and number of awards to be granted, determine and later amend, subject to certain limitations, the terms of any award, interpret and specify the rules and regulations relating to the 2007 Plan and make all other necessary determinations. Employees and consultants other than non-employee directors are eligible to participate. We may cancel unvested or unpaid incentives for terminated employees and consultants to the extent permitted by law. Upon the occurrence of a change of control event, as defined in the 2007 Plan, all outstanding options will automatically become exercisable in full, and restrictions and conditions for other issued incentives will generally be deemed terminated or satisfied. In addition, our Board of Directors may amend or terminate the 2007 Plan, subject to shareholder approval, to comply with tax or regulatory requirements.

Under the 2007 Plan, all executive officers were granted incentive option agreements for common stock in 2010 at exercise prices equal to the fair market value of our common stock at the time of issuance, except Mr. Kazimi, whose exercise price is 110% of the fair market value at the time of issuance. Each option agreement issued in 2010 has a term of five years and all agreements have defined vesting schedules.

As of March 1, 2011, there were outstanding options to purchase a total of 462,307 shares of common stock pursuant to the 2007 Plan. The exercise price per share under these options ranges from $4.95 to $17.00.

As of March 1, 2011, there were 21,050 shares of unvested restricted stock issued pursuant to the 2007 Plan, which have defined vesting schedules. There were also 12,886 shares of common stock outstanding, as of that date, which were issued pursuant to the 2007 Plan.

Retirement savings opportunity

Effective January 1, 2006, we established a 401(k) plan covering all employees meeting certain minimum service and age requirements. The plan allows all qualifying employees to contribute the maximum tax-deferred contribution allowed by the Internal Revenue Code. The non-Highly Compensated Employees, or non-HCEs, do not have a minimum or maximum percentage limit that they can defer. The HCEs, however, are limited to what they can defer based on prior year’s testing. Hardship distributions are permitted under well- defined circumstances. Beginning January 2008, our Board approved matching employee contributions. We intend to match a portion of the employee contributions on an annual basis.

Health and welfare benefits

All full-time employees, including our named executive officers, may participate in our health and welfare benefits programs, which consist of medical, dental and vision care coverage, disability insurance and life insurance.

Employment agreements, severance benefits and change in control provisions

In 2010, we entered into new, annual employment agreements with all of our employees. The employment agreements provide that individuals may be eligible for any bonus program which has been approved by our Board of Directors. Any such bonus is discretionary and will be subject to the terms of the bonus program, the terms of which may be modified from year-to-year in the sole discretion of our Board of Directors. During the period of employment under these agreements, each of our employees will be entitled to additional benefits, including eligibility to participate in any company-wide employee benefits programs approved by our Board of Directors as well as reimbursement for reasonable expenses.

Employment is at-will and may be terminated by us at any time, with or without notice and with or without cause. Similarly, each employee may terminate his or her employment with us at any time, with or without notice. Our employment agreements do not provide for any severance payments in the event employment is terminated for cause nor any severance benefits in the event employment is terminated as a result of death or permanent disability. The employment agreements include non-competition, non-solicitation and nondisclosure covenants on the part of employees. These agreements also require that, during the term of employment with us and for one year after an individual ceases to be employed by us, each employee may not compete with our business in any manner, unless he or she discloses all facts to our Board of Directors and receives a release allowing him or her to engage in a specific activity. Pursuant to the employment agreements, our employees also agree that for a period of one year after the individual ceases to be employed by us, he or she will not solicit business related to the development or sales of pharmaceutical products from any entity, organization or person which is contracted with us, which has been doing business with us, or which the employee knew we were going to solicit business from at the time he or she ceased to be employed. The agreements also prohibit a terminated employee from soliciting other of our employees. The employment agreements impose obligations regarding confidential information and state that any discoveries or improvements conceived, developed or otherwise made by the employees, or with others, are deemed our sole property. The employment agreements do not contain any termination or change in control provisions.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Compensation for Executive Officers

Our Compensation Committee meets outside the presence of all of our executive officers to consider appropriate compensation for our CEO. For all other executives, the Committee meets outside the presence of all executive officers except our CEO.

Mr. Kazimi annually reviews each other executive’s performance with the Committee and makes recommendations to the Compensation Committee with respect to the appropriate base salary, annual bonuses and grants of long-term equity incentive awards. These recommendations, as with other employees, are based on data obtained from the Radford survey. Based in part on these recommendations from our CEO, the Compensation Committee approves the annual compensation package of our executives other than our CEO. The Compensation Committee also annually analyzes Mr. Kazimi’s performance and determines his base salary, annual bonuses and grants of long-term equity incentive awards based on its assessment of his performance.

2010 Executive Compensation

Our Compensation Committee believes that our executive officers made significant, favorable progress in meeting corporate and individual objectives in 2010 and that the progress justified the resulting increases in base salary, annual bonuses and equity awards. In 2010, growth in the Company’s revenues continued and profitability was maintained in spite of a significant investment in sales and marketing to support Caldolor and the Company’s other products. We ended 2010 in a particularly strong financial position with profitable, cash flow operations, significant cash reserves as well as a significant reduction in our debt. Management identified and submitted two supplemental New Drug Applications for Acetadote and with the approval of that product’s new formulation successfully executed on its strategy to support that brand. We also strengthened our corporate infrastructure in 2010 by converting our field sales force of representatives and managers from their prior contract status to Cumberland employees and added new sales training and medical science liaison departments to the organization. We completed the expansion of our headquarter office facilitates which included an upgrade in our communications systems. The factors considered by our Compensation Committee in assessing performance of executive officers in 2010 are set forth below:

➢	A.J. Kazimi. Mr. Kazimi has overseen significant growth in revenues and net income for our company and has provided leadership in a challenging economic and financial markets environment. He has led the Company’s financing initiatives including our initial public offering with our listing on the Nasdaq Global Select Market. He has continued to position us for future growth through the development activities to support our product line as well as the expansion in our infrastructure at all levels adding key personnel and partners. He also led our subsidiary Cumberland Emerging Technologies (CET) and progressed our pipeline of product candidates with NIH support in 2010.

➢	Jean W. Marstiller. Ms. Marstiller has assumed additional administrative responsibility as the number of our employees has increased. She continues to play a key role in recruiting talented individuals to our management team, and in 2010 led the Company’s efforts to convert our field sales representatives from their contract arrangement to Cumberland employees. She also formed and managed our new sales training department and oversaw the expansion of our headquarter facilities and communications systems in 2010.

➢	Martin E. Cearnal. Mr. Cearnal was instrumental in the sales growth of our products in 2010 including the progress we made in the launch of Caldolor with a growing number of institutions stocking the product. He continued to direct strategy for the marketing campaigns and activities to support all our products. He is also continued as a key member of the Company’s business development team, and helped present Cumberland at key investor meetings and conferences.

➢	Leo Pavliv. Mr. Pavliv has provided leadership for the clinical development activities of our company, and under his guidance we completed two supplemental New Drug Applications for Acetadote leading to the approval of the new formulation to support that product. He continues to be responsible for the performance and expansion of our manufacturing partners and their capacity to supply high-quality products. He also established and managed our new medical science liaison capability to support the Company’s brands in 2010.

➢	David L. Lowrance. Mr. Lowrance was responsible for the Company’s timely financial reports in 2010. He also oversaw the further development of our financial reporting infrastructure including the systems needed to support Sarbanes-Oxley compliance. He led the negotiations to expand our credit facilities in 2010. Under his leadership, Cumberland’s financial performance continued to improve, and our company remained profitable in 2010, ending the year in a strong financial position with significant cash reserves and a significant reduction in our debt.

Director compensation

Annual compensation for each of our non-executive directors for service on the Board of Directors for 2010 was $50,000 plus 1,000 stock options issued pursuant to the 2007 Directors’ Plan, or Directors’ Plan. Directors who had the responsibility for chairing key committees received additional annual compensation of $35,000. The compensation for non-executive directors for 2011 will be the same as in 2010, except 1,000 restricted shares will be provided in lieu of stock options. All such director fees are paid in a combination of cash and/or equity, as we and each director shall agree. Cash fees will be accrued and paid on either a monthly or quarterly basis. Directors will not receive separate compensation for attendance at board meetings, board committee meetings or other company board-related activities. Outside directors will be reimbursed for all reasonable and necessary business expenses incurred in the performance of their board responsibilities. Long-term equity incentive awards to our directors were made pursuant to the 1999 Plan until April 2007, and thereafter, pursuant to the Directors’ Plan.

The purposes of the Directors’ Plan are:

➢	to strengthen our ability to attract, motivate, and retain qualified independent directors; and

➢	to replace the 1999 Plan without impairing the vesting or exercise of any option granted to any director thereunder.

The Directors’ Plan authorizes the issuance to non-employee directors of each of the following types of awards:

➢	options (all options to be issued under the Directors’ Plan will not meet IRS requirements for special tax treatment and therefore are non-qualified options);

➢	restricted stock grants (shares subject to various restrictions and conditions as determined by our compensation committee); and

➢	stock grants (awards of shares of our common stock with full and unrestricted ownership rights).

The Compensation Committee of our Board of Directors administers the Directors’ Plan. In the event of a change in control of our company (as defined in the Directors’ Plan), all outstanding options would automatically become exercisable in full, and restrictions and conditions for other issued awards shall generally be deemed terminated or satisfied. Our Board of Directors may amend or terminate the Directors’ Plan, subject to shareholder approval if necessary, to comply with tax or regulatory requirements.

As of March 1, 2011, there were outstanding options to purchase a total of 5,100 shares of common stock pursuant to the 2007 Directors’ Plan. The exercise price per share under these options ranges from $6.69 to $11.29.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The following table sets forth the compensation for services in all capacities to our company for our fiscal years ended December 31, 2010, 2009 and 2008 for the named executive officers.

Name and Principal				Option	All Other
Position	Year	Salary	Bonus	Awards(1)	Compensation	Total

A.J. Kazimi	2010	$398,000	$175,000	$193,000	$2,450	$768,450
Chief Executive	2009	366,000	175,000	141,444	2,300	684,744
Officer	2008	333,000	125,000	138,300	—	596,300
Jean W. Marstiller	2010	$216,750	$60,000	$33,680	$2,045	$312,475
Senior V.P. and	2009	204,500	70,000	59,130	1,870	335,500
Corporate Secretary	2008	187,000	55,000	60,300	—	302,300
Martin E. Cearnal	2010	$160,000	$45,000	$42,100	$—	$247,100
Senior V.P. and Chief	2009	126,500	55,000	—	—	181,500
Commercial Officer	2008	57,500	—	120,960	80,000 (2)	258,460
Leo Pavliv	2010	$282,000	$60,000	$50,520	$2,450	$394,970
V.P., Operations	2009	266,000	65,000	65,700	2,300	399,000
	2008	230,000	55,000	60,300	—	345,300
David L. Lowrance	2010	$200,000	$55,000	$29,470	$746	$285,216
V.P. and Chief	2009	186,400	65,000	52,560	690	304,650
Financial Officer	2008	172,600	45,000	53,600	—	271,200

(1)	The grant date fair value of option awards was calculated using the Black-Scholes methodology and the assumptions outlined in the footnotes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Payment for services as a director in 2008.

Executive Officers of the Company

Set forth below is information regarding our executive officers including their ages, positions with our company and principal occupations and employers for at least the last five years. For information concerning executive officers’ ownership of our common stock, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

A.J. Kazimi, Chief Executive Officer. Mr. Kazimi, 52, founded our company in 1999 and has served as our Chief Executive Officer and Chairman of our Board of Directors since inception. His career includes more than 20 years in the biopharmaceutical industry. Prior to joining our company, he spent eleven years from 1987 to 1998 helping to build Therapeutic Antibodies Inc., a biopharmaceutical company, where as President and Chief Operating Officer he made key contributions to the company’s growth from its start-up phase through its initial public offering and product launches.

Mr. Kazimi oversaw operations in three countries and was personally involved with the company’s product development strategies, licensing and distribution agreements, and the raising of more than $100 million through equity and debt financings. From 1984 to 1987, Mr. Kazimi worked at Brown-Forman Corporation, rising through a series of management positions and helping to launch several new products. Mr. Kazimi currently serves on the board of directors for the Nashville Health Care Council and Aegis Toxicology Sciences Corporation, a federally certified forensic toxicology laboratory. He also serves as Chairman and Chief Executive Officer of Cumberland Emerging Technologies, Inc., or CET. He holds a B.S. from the University of Notre Dame and an M.B.A. from the Vanderbilt Owen Graduate School of Management.

Jean W. Marstiller, Senior Vice President and Corporate Secretary. Ms. Marstiller, 61, joined our company in 1999. She oversees our administrative operations, human resources, site services and information systems, and became our Corporate Secretary in 2007. She has 19 years biopharmaceutical industry experience and was formerly Director of Administrative Operations at Therapeutic Antibodies Inc., where she worked from 1989 until 1998. In that capacity, she oversaw administrative services, information systems, and human resources. Ms. Marstiller was employed by Brown-Forman Corporation from 1982 until 1987, where she held management level positions in the areas of finance and operations. She holds a B.E. from Vanderbilt University and attended the Vanderbilt Owen Graduate School of Management.

Martin E. Cearnal, Senior Vice President and Chief Commercial Officer. Mr. Cearnal, 66, has served as a member of our Board of Directors since 2004. In 2008, he joined our management team to head commercial development for Cumberland. He is the former President and Chief Executive Officer of Physicians World, which became the largest provider of continuing medical education during his tenure from 1985 to 2000. Physicians World was acquired by Thomson Healthcare in 2000, and Mr. Cearnal served as President of Thomson Physicians World from 2000 to 2003 and Executive Vice President-Chief Strategy Officer for Thomson Medical Education from 2003 through 2005. He then became been Executive Vice President-Chief Strategy Officer for Jobson Medical Information. Mr. Cearnal has more than 40 years of experience in the healthcare industry and has been involved with the launches of such noteworthy pharmaceutical products as Lipitor ®, Actos®, Intron-A®, Straterra ®, Botox ® and Humira®. He spent 17 years at Revlon Healthcare in a variety of domestic and international pharmaceutical marketing roles culminating in his position as Vice President, Marketing for International Operations. He serves the industry through several organizations, including the Coalition for Healthcare Communication and the National Task Force on CME Provider/Industry Collaboration. He has a B.S. degree from Southeast Missouri State University.

Leo Pavliv, R. Ph., Senior Vice President, Operations. Mr. Pavliv, 50, has served as our Vice President, Operations since 2003, and in 2009, was named Senior Vice President. He is responsible for Cumberland’s overall drug development, including manufacturing and quality operations, and has 25 years of experience developing pharmaceutical and biological products. From 1997 to 2003 he worked at Cato Research, a contract research organization, most recently as Vice President of Pharmaceutical Development where he oversaw development of a wide variety of products throughout the development cycle. Prior to 1997, he held various scientific and management positions at both large pharmaceutical and smaller biopharmaceutical firms including Parke-Davis from 1984 to 1986, Agouron Pharmaceuticals from 1992 to 1997, ProCyte from 1989 to 1992, and Interferon Sciences from 1986 to 1989. He is a registered pharmacist (R.Ph.) and is regulatory affairs certified (RAC). Mr. Pavliv holds a B.S., Pharmacy, and an M.B.A. from Rutgers University.

David L. Lowrance, Vice President and Chief Financial Officer. Mr. Lowrance, 43, is responsible for overseeing all our accounting and financial activities, including financial reporting and planning. He has been with us since 2003 and has more than 20 years of accounting and financial experience in both international business and manufacturing. From 1994 to 2003, he spent eight years with two global conglomerates, including four years as Senior Vice President for Icore International, a division of Smiths Group, PLC. Prior to that, Mr. Lowrance worked as a senior accountant for Ernst & Young,

LLP from 1990 to 1994. He is a Certified Public Accountant, or CPA, and holds a B.B.A. from the University of Georgia.

James L. Herman, Senior Director, National Accounts and Corporate Compliance Officer. Mr. Herman, 55, handles all national accounts sales, including wholesalers and retail chain buying offices, managed care home offices and federal government accounts. He is also charged with overseeing our corporate compliance efforts. He has been with us since 2003 and has 19 years of pharmaceutical industry experience. From 1998 to 2003, he was with Solvay Pharmaceuticals and served as Director of Managed Care as well as Director of Trade Affairs and Customer Service. From 1990 to 1998, Mr. Herman was with Schwarz Pharma, where he held national sales leadership positions in National Accounts and Managed Care. He holds a B.S. from Indiana University and an M.B.A. from Cardinal Stritch University.

Amy Dix Rock, Ph.D., Senior Director, Regulatory and Scientific Affairs. Dr. Rock, 40, joined our company in 2001 and built our Regulatory Affairs Department and infrastructure. In addition to managing all interactions between our company and the FDA, Dr. Rock oversees the preparation of pre-approval and post-approval regulatory submissions. Her additional responsibilities include involvement in protocol development and clinical trials management, overseeing our medical call center and supporting our corporate compliance initiatives. She holds a B.A. from Washington University, a Ph.D. in Immunology from the University of Kentucky, and an M.B.A. from the Vanderbilt Owen Graduate School of Management.

The following table sets forth information regarding grants of plan-based awards we granted to our named executive officers during the fiscal year ended December 31, 2010:

GRANTS OF PLAN-BASED AWARDS

		All Other Option
		Awards:		Grant Date
		Number of	Exercise or	Fair Value of
		Securities	Base Price of	Stock and
		Underlying	Option Awards	Option
Name	Grant Date	Options	($/Sh)(1)	Awards

A. J. Kazimi	3/26/2010	50,000	$12.42	$193,000
Jean W. Marstiller	3/26/2010	8,000	11.29	33,680
Martin E. Cearnal	3/26/2010	10,000	11.29	42,100
Leo Pavliv	3/26/2010	12,000	11.29	50,520
David L. Lowrance	3/26/2010	7,000	11.29	29,470

(1)	Represents the fair value of the Company’s common stock as determined by the Board of Directors on the date of grant. For Mr. Kazimi’s awards, the exercise price is 110% of the fair value of common stock on the date of grant.

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “COMPENSATION DISCUSSION AND ANALYSIS.” A summary of certain material terms of our compensation plans and arrangements is set forth above under “COMPENSATION DISCUSSION AND ANALYSIS — Base Salary and Annual Bonuses” and “COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Equity Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unvested stock and unexercised option awards held by our named executive officers as of December 31, 2010:

	Option Awards
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date

A.J. Kazimi(1)	6,930	—	$1.63	12/18/2011
	20,000	—	9.90	6/30/2011
	22,500	7,500	14.30	7/31/2013
	15,000	15,000	14.30	2/16/2019
	12,500	37,500	12.42	3/26/2015
Jean W. Marstiller(2)	9,230	—	1.63	1/4/2012
	400	—	3.50	1/31/2013
	10,000	—	6.00	4/1/2014
	15,000	—	6.00	1/15/2015
	11,000	—	9.00	6/30/2016
	12,000	—	11.00	2/2/2017
	6,750	2,250	13.00	7/31/2018
	4,500	4,500	13.00	2/16/2019
	2,000	6,000	11.29	3/26/2015
Martin E. Cearnal(3)	4,000	—	3.50	1/31/2013
	4,000	—	6.00	4/25/2014
	8,000	—	6.00	6/4/2014
	13,000	5,000	13.00	7/22/2018
	2,500	7,500	11.29	3/26/2015
Leo Pavliv(4)	3,000	—	1.63	9/30/2011
	160,000	—	3.50	4/14/2013
	40,000	—	6.00	1/15/2015
	12,000	—	11.00	2/2/2017
	6,750	2,250	13.00	7/22/2018
	5,000	5,000	13.00	2/16/2019
	3,000	9,000	11.29	3/26/2015
David L. Lowrance(5)	90,000	—	3.50	1/30/2013
	4,000	—	6.00	4/1/2014
	25,000	—	6.00	1/15/2015
	10,000	—	11.00	2/2/2017
	6,000	2,000	13.00	7/31/2018
	4,000	4,000	13.00	2/16/2019
	1,750	5,250	11.29	3/26/2015

(1) A.J. Kazimi:

➢	6,930 options granted on December 18, 2001; vested immediately.

➢	20,000 options granted on June 30, 2006; 25% vested each December 31, 2006, 2007, 2008 and 2009.

➢	30,000 options granted on July 31, 2008; 25% vested each December 31, 2008 and 2009; remainder vests 25% equally each December 31, 2010 and 2011.

➢	30,000 options granted February 16, 2009; 25% vested each December 31, 2009, 2010, 2011 and 2012.

➢	50,000 options granted March 26, 2010; 25% vested each December 31, 2010, 2011, 2012 and 2013.

(2) Jean W. Marstiller:

➢	9,230 options granted on January 4, 2002; vested immediately.

➢	400 options granted on January 31, 2003; vested immediately.

➢	10,000 options granted on April 1, 2004; vested immediately.

➢	15,000 options granted on January 15, 2005; 3,000 vested immediately; 3,000 vested each December 31, 2005, 2006, 2007 and 2008.

➢	11,000 options granted on June 30, 2006; 2,750 vested each December 31, 2006, 2007, 2008 and 2009.

➢	12,000 options granted on February 2, 2007; 3,000 vested each December 31, 2007, 2008 and 2009; remainder vests December 31, 2010.

➢	9,000 options granted on July 31, 2008; 25% vested each December 31, 2008 and 2009; remainder vests 25% equally each December 31, 2010 and 2011.

➢	9,000 options granted on February 16, 2009; 25% vested on each December 31, 2009, 2010, 2011 and 2012.

➢	8,000 options granted March 26, 2010; 25% vested each December 31, 2010, 2011, 2012 and 2013.

(3) Martin E. Cearnal:

➢	4,000 options granted on January 31, 2003; vested immediately.

➢	4,000 options granted on April 25, 2004; vested immediately.

➢	8,000 options granted on June 4, 2004; 4,000 vested each May 1, 2005 and 2006.

➢	18,000 options granted on July 22, 2008; 3,000 vested on December 31, 2008; 5,000 vested on December 31, 2009; 5,000 to vest on each December 31, 2010 and 2011.

➢	10,000 options granted March 26, 2010; 25% vested each December 31, 2010, 2011, 2012 and 2013.

(4) Leo Pavliv:

➢	3,000 options granted on September 30, 2001, vested immediately.

➢	160,000 options granted on April 14, 2003; 25% vested each December 31, 2003, 2004, 2005 and 2006.

➢	40,000 options granted on January 15, 2005; all options vested on December 31, 2009.

➢	12,000 options granted on February 2, 2007; 25% vested each December 31, 2007, 2008 and 2009; remainder vests on December 31, 2010.

➢	9,000 options granted on July 22, 2008; 25% vested on each December 31, 2008 and 2009; remainder vests 25% equally each December 31, 2010 and 2011.

➢	10,000 options granted on February 16, 2009; 25% vested on each December 31, 2009, 2010, 2011 and 2012.

➢	12,000 options granted March 26, 2010; 25% vested each December 31, 2010, 2011, 2012 and 2013.

(5) David L. Lowrance:

➢	90,000 options granted on January 30, 2003; 10,000 vested immediately; 20,000 options vested each December 31, 2003, 2004, 2005 and 2006.

➢	4,000 options granted on April 1, 2004; vested immediately.

➢	25,000 options granted on January 15, 2005; all options vested on December 31, 2009.

➢	10,000 options granted on February 2, 2007; 2,500 vested each December 31, 2007, 2008 and 2009; 2,500 to vest on December 31, 2010.

➢	8,000 options granted on July 31, 2008; 25% vested each December 31, 2008 and 2009; 2,000 vests each December 31, 2010 and 2011.

➢	8,000 options granted on February 16, 2009; 25% vested on each December 31, 2009, 2010, 2011 and 2012.

➢	7,000 options granted March 26, 2010; 25% vested each December 31, 2010, 2011, 2012 and 2013.

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock option awards held by our named executive officers during the fiscal year ended December 31, 2010:

	Option Awards
	Number of
	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise

Martin E. Cearnal	7,400	$36,371
Leo Pavliv	18,000	137,970

Director Compensation Table

The following table sets forth information regarding the aggregate compensation we paid to the members of our Board of Directors during the fiscal year ended December 31, 2010:

	Fees Earned or	Option Awards		All Other
Name	Paid in Cash	($)		Compensation		Total

Dr. Robert G. Edwards	$85,000	$5,340	(1)	$—		$90,340
Dr. Lawrence W. Greer	85,000	5,340	(2)	—		90,340
Thomas R. Lawrence	85,000	5,340	(3)	—		90,340
Dr. Gordon Bernard	35,000	3,836	(4)	50,000	(7)	88,836
James R. Jones	35,000	2,234	(5)	—		37,234
Jonathan Griggs	35,000	2,234	(6)	9,875	(7)	47,109

(1)	The fair value on March 26, 2010, the date of grant, was $5.34 per share. As of December 31, 2010, Dr. Edwards had 35,908 options outstanding.

(2)	The fair value on March 26, 2010, the date of grant, was $5.34 per share. As of December 31, 2010, Dr. Greer had 37,600 options outstanding.

(3)	The fair value on March 26, 2010, the date of grant, was $5.34 per share. As of December 31, 2010, Mr. Lawrence had 39,466 options outstanding.

(4)	Dr. Bernard was granted options to purchase 300 shares of common stock on March 26, 2010 as partial compensation under an advisory agreement. The fair value on March 26, 2010 was $5.34 per share. Dr. Bernard was granted options to purchase 700 shares of common stock on June 1, 2010 as partial compensation for his services as a Board member. The fair value on June 1, 2010 was $3.19 per share. As of December 31, 2010, Dr. Bernard had 9,866 options outstanding.

(5)	The fair value on June 1, 2010, the date of grant, was $3.19 per share. As of December 31, 2010, Mr. Jones had 700 options outstanding.

(6)	The fair value on June 1, 2010, the date of grant, was $3.19 per share. As of December 31, 2010, Mr. Griggs had 3,300 options outstanding.

(7)	Represents fees earned under an advisory agreement in effect prior to being elected as a Board member in April 2010. The advisory agreements remained in effect throughout 2010.

CORPORATE GOVERNANCE

Meetings of the Board of Directors and Committees

Board of Directors

The property, affairs and business of our company are under the general management of our Board of Directors as provided by the laws of the State of Tennessee and our Bylaws. We have standing Audit, Compensation and Nominating Committees of the Board of Directors. The separately designated standing Audit Committee has been operating in accordance with section 3(a)(58)(A) of The Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board of Directors held three meetings during fiscal 2010. Each director attended 100% of the aggregate of the total meetings of the Board and the total number of meetings held by all committees of the Board on which such director served during fiscal 2010. The Company currently has no formal policy with respect to the attendance of members of the Board of Directors at annual meetings. Seven of our nine directors attended our 2010 Annual Meeting. However, Mr. Jacobs joined the board after our 2010 Annual Meeting.

Director Independence

The Board of Directors affirmatively determines the independence of each director in accordance with the NASDAQ Global Select Market rules and listing standards. The Board has determined that Messrs. Lawrence, Greer, Jones, Griggs, Jacobs and Edwards each qualify as independent non-employee directors with no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Company Leadership Structure

The business of the Company is managed under the direction of the Board, which is elected by the Company’s shareholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of Cumberland and its shareholders. Leadership is important to facilitate the Board acting effectively as a working group so that the Company and its performance may benefit. The role of the Chairman includes providing continuous feedback on the direction, performance and strategy of the Company, serving as Chair of regular and executive sessions of the Board, setting the Board’s agenda with the Company, and leading the Board in anticipating and responding to crises. The Board believes that the advisability of having a separate or combined chairman and chief executive officer is dependent upon the strengths of the individuals that hold these positions and the most effective means of leveraging these strengths. At this time, given the composition of the Company’s Board, the effective leadership of Mr. Kazimi as both Chairman of the Board and Chief Executive Officer, and the current challenges faced by the Company, the Board believes that combining the chief executive officer and Board chairman positions provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of the Company.

Board Oversight of Risk

Pursuant to its charter, and in compliance with applicable NASDAQ Global Select Market listed company rules, the Audit Committee is responsible for discussing the Company’s policies with respect to overall risk assessment and risk management. To accomplish this, the Audit Committee reviews risks that may be material to the Company, as well as major legislative and regulatory developments which could materially impact the Company’s risks. In addition, the Board of Directors has delegated to the Compensation Committee the responsibility of assessing the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Finally, the full Board reviews risks that may be material to the Company, including those detailed in the Audit Committee’s reports and as disclosed in the Company’s quarterly and annual reports filed with the SEC. The goal of these processes is to achieve serious and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks.

Audit Committee

The Board of Directors has instructed the Audit Committee to meet periodically with our management and independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss our financial statements, recommend to our Board the independent registered public accounting firm to be retained, and receive and consider the auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee’s functions are further described under the heading “Audit Committee Report.” A copy of the written charter adopted by the Board of Directors for the Audit Committee and as currently in effect is included on our website, www.cumberlandpharma.com.

The Audit Committee is comprised of Dr. Lawrence W. Greer, Chairman, Mr. Thomas R. Lawrence and Mr. James Jones. The majority of the members of the Audit Committee are “independent,” as such term is defined in the listing standards for companies listed on the NASDAQ Global Select Market. The majority of the members of the Audit Committee also satisfy the Securities and Exchange Commission’s additional independence requirements for members of audit committees. The Board has determined that James Jones is an “audit committee financial expert” as defined under Item 401(e)(2) of Regulation S-K of the Securities Act of 1933. The Audit Committee met four times during fiscal year 2010.

Compensation Committee

The Compensation Committee is authorized to review annual salaries and bonuses of our executive officers and has the authority to determine the recipients of options and stock awards, the time or times at which options and stock awards shall be granted, the exercise price of each option and the number of shares to be issuable upon the exercise of each option under our stock plans. In addition, the Compensation Committee recommends to the full Board the compensation of our Chief Executive Officer. In fulfilling its responsibilities, the Compensation Committee has the authority to engage independent compensation consultants or legal advisers when determined by the Committee to be necessary or appropriate. The members of the Compensation Committee consist of Mr. Thomas R. Lawrence, Chairman, Dr. Robert G. Edwards and Dr. Lawrence W. Greer. A copy of the written charter adopted by the Board of Directors for the Compensation Committee and as currently in effect is included on our website, www.cumberlandpharma.com. All three members of the Compensation Committee are “independent,” as such term is defined in the listing standards for companies listed on the NASDAQ Global Select Market. The Compensation Committee met three times during fiscal year 2010.

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth above. The Compensation Committee is comprised entirely of independent directors. In addition, none of the Company’s executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

Mr. Thomas R. Lawrence	Dr. Lawrence W. Greer	Dr. Robert G. Edwards

(Chair)

Nomination of Directors

The Nominating Committee, the members of which are currently Dr. Robert G. Edwards, Chairman, Dr. Lawrence W. Greer, and Mr. Thomas R. Lawrence, are responsible for identifying, screening and recommending qualified candidates to serve on our Board of Directors. The Nominating Committee is directed, among other things, to: develop and recommend to the Board specific guidelines and criteria for selecting nominees to the Board; formulate a process to identify and evaluate candidates to be recommended; review periodically compensation programs for non-employee directors and make recommendations for changes when appropriate; and evaluate the performance of incumbent members of the Board to determine whether to recommend such persons for re-election. All three members of the Nominating Committee are “independent” as defined in the listing standards for companies listed on the NASDAQ Global Select Market.

It is our policy that the Nominating Committee consider recommendations for the nomination of directors submitted by our significant, long-term shareholders (generally, shareholders that have beneficially owned more than 5% of our outstanding shares for at least two years). The Nominating Committee will give consideration to such recommendations that have been submitted in accordance with procedural requirements adopted by the Nominating Committee. All such shareholder nominating recommendations must be in writing, addressed to the Nominating Committee, care of the Corporate Secretary at Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Shareholders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation, together with any relevant information that they wish the Nominating

Committee to consider, to the Corporate Secretary no later than 120 days prior to the date of the notice of annual meeting released to shareholders in connection with the prior year’s annual meeting.

The Committee has determined that, at the minimum, nominees for directorship should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Company endeavors to have a board representing diverse experience in areas that are relevant to the Company’s business activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the Board for an extended period of time.

Prior to nominating a candidate for election to the Board, the Committee will review the qualifications of each candidate. Final candidates may be interviewed by the Company’s Chairman of the Board and one or more other Board members. The Committee will then make a recommendation to the Board based on its review, the results of interviews with the candidate and all other available information.

In determining whether to nominate an incumbent director for reelection, the Committee will evaluate each incumbent’s continued service, in light of the Board’s collective requirements, at the time such Director comes up for reelection.

In determining whether to include a shareholder nominee in the Board’s slate of nominees, the Committee will consider all information relevant in their business judgment to the decision of whether to nominate the particular candidate for a Board seat, taking into account the current composition of the Company’s Board.

In addition to the foregoing, shareholders may nominate directors for election without consideration by the Nominating Committee so long as we are provided with proper notice of such nomination, which notice includes all the information required pursuant to Regulation 14A under the Exchange Act including the consent to serve as a director.

The Nominating Committee approved Messers. Robert G. Edwards, Jonathan Griggs and Joey Jacobs for inclusion on the Company’s proxy card for election to the Board of Directors at the 2011 Annual Meeting based on the aforementioned review process. A copy of the written charter adopted by the Board of Directors for the Nominating Committee and as currently in effect is included on our website, www.cumberlandpharma.com.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including the principal executive officer, principal financial officer and principal accounting officer. It covers all areas of professional conduct, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Cumberland’s business. You can access the latest copy of our Code of Business Conduct and Ethics on our website, www.cumberlandpharma.com. Or, to obtain a copy of Cumberland’s Code of Business Conduct and Ethics, without charge, any person may submit a written request to Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203 Attention: Corporate Secretary

Transactions with Related Person

Currently, no related person, to our knowledge, is a party to any material transactions with the Company other than the compensation discussed in the section labeled “EXECUTIVE COMPENSATION AND RELATED INFORMATION.”

Legal Proceedings

Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in a material proceeding adverse to the Company.

Shareholder Communications with the Board

Any shareholder can communicate with all directors or with specified directors by sending correspondence to our Corporate Secretary at 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203. All such letters will be forwarded to the entire Board or to the Director(s) specified by the shareholder.

SHAREHOLDER PROPOSALS

At the Annual Meeting each year, the Board of Directors submits to shareholders its nominees for election as directors. The Board of Directors may also submit other matters to the shareholders for action at the Annual Meeting. Any proposal which a shareholder intends to present in accordance with Rule 14a-8 of the Exchange Act at our next annual meeting of shareholders to be held in 2012 must be received by Cumberland Pharmaceuticals Inc., not less than one hundred twenty (120) days prior to March 11, 2012. Only proposals conforming to the requirements of Rule 14a-8 of the Exchange Act that are timely received by the Company will be included in the Proxy Statement and Proxy in 2012. Any such proposal should be directed to our Corporate Secretary at our principal executive offices located at 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203.

OTHER MATTERS

Miscellaneous

Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.

Annual Report

A copy of the Company’s Annual Report on Form 10-K without exhibits, for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission accompanies this Proxy Statement. Copies of the Form 10-K exhibits are available without charge. Shareholders who would like such copies should direct their requests in writing to: Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203, Attention: Corporate Secretary.

By Order of the Board of Directors,

/s/  A.J. Kazimi
A.J. Kazimi
Chairman and Chief Executive Officer

Nashville, Tennessee
March 11, 2011

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CUMBERLAND PHARMACEUTICALS INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 19, 2011
      The undersigned hereby appoints A.J. Kazimi and Jean W. Marstiller, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Cumberland Pharmaceuticals Inc., held of record by the undersigned on March 11, 2011 at the Annual Meeting of Shareholders to be held at the Vanderbilt University Student Life Center, 310 25th Avenue South, Nashville, Tennessee 37240 on Tuesday, April 19, 2011, at 10 a.m. Central time, or any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the instructions specified on the reverse side.
      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE, FOR PROPOSAL 2, FOR PROPOSAL 3, AND “EVERY THREE YEARS” FOR PROPOSAL 4. THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.
(Continued, and to be marked, dated and signed, on the other side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	Please mark your votes like this	☒
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, and 3 and “Every Three Years” for Proposal 4. I understand that I may revoke this Proxy only by: (i) written instructions to that effect, signed and dated by me, which must be actually received by the Corporate Secretary prior to the commencement of the Annual Meeting; (ii) properly submitting to the Company a duly executed proxy bearing a later date; OR (iii) appearing at the Annual Meeting and voting in person.

1	For the election as directors of the nominees listed below, except to the extent that authority is specifically withheld.	FOR all nominees	WITHHOLD AUTHORITY

for all nominees
	Nominees: Joey Jacobs, Jonathan Griggs, and Dr. Robert G. Edwards.	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

2	To ratify the appointment of KPMG LLP as independent registered accounting firm of the Company for fiscal year ending December 31, 2011.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.
To approve all of the compensation of Cumberland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To vote for “say on pay” frequency.	EVERY YEAR ☐	EVERY OTHER YEAR ☐	EVERY THREE YEARS ☐	ABSTAIN ☐
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Date
Note: Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shares are owned by a corporation, sign in the full corporate name by the President or other authorized officer. If the shares are owned by a Partnership, sign in the name of the Partnership name by an authorized person. Please mark, sign, and date and return the Proxy promptly using the enclosed envelope.